Exhibit 99.1

FOR IMMEDIATE RELEASE

October 27, 2011

Media Contact:

Doug Shepard

Harte-Hanks, Inc. Corporate Office

Executive Vice President and Chief Financial Officer

(210) 829-9120

doug_shepard@harte-hanks.com

HARTE-HANKS REPORTS THIRD QUARTER RESULTS

Note: The company will host a conference call to discuss the earnings release on October 27, 2011, at 9:00 a.m. Central Time. The conference call number is (888) 282-4591 for domestic callers and (719) 457-2606 for international callers, participant access code 3471826. To access an audio webcast, please go to the link within the Harte-Hanks website in the Investors section. An audio replay will be available shortly after the call through November 4, 2011 at (888) 203-1112 for domestic callers and (719) 457-0820 for international callers, participant access code 3471826. The replay also will be available on the Harte-Hanks web site at http://www.harte-hanks.com/page/investors_events.

SAN ANTONIO, TX – October 27, 2011—Harte-Hanks, Inc. (NYSE: HHS) today reported third quarter 2011 diluted earnings per share of $0.19 on revenues of $212.8 million. These results compare to diluted earnings per share of $0.22 on $216.7 million in revenues for the third quarter of 2010.

The following table presents financial highlights of the company’s operations for the third quarter of 2011 and 2010, respectively. Full financial results are below.

RESULTS FROM OPERATIONS (unaudited)

	Three Months Ended September 30,
(In thousands, except per share amounts)	2011	2010	% Change
Operating revenues	$212,788	$216,745	-1.8
Operating income	20,715	25,055	-17.3
Net income	12,128	13,815	-12.2
Diluted earnings per share	$0.19	$0.22	-13.6
Diluted shares (weighted average common and common equivalent shares outstanding)	63,059	64,076	-1.6

For the three months ended September 30, 2011, the company generated free cash flow (defined below) of $12.8 million, down from $15.9 million in the prior year’s third quarter.

Commenting on the third quarter performance, Chairman, President and Chief Executive Officer Larry Franklin said, “Our Shoppers revenue rate of decline of 7.4% was less than the rate of decline in the previous two quarters and the Direct Marketing 4.9% revenue increase excluding the nonrecurring revenue from 2010 was in line with our expectations. Our profit performance is not where it should be and is being influenced by a number of factors.

“In Shoppers, we continue to execute against several initiatives announced in the second quarter: the senior management restructuring, the consolidation of some production processes, the implementation of internally developed production systems, the restructuring of the sales leadership in California and consolidation of some sales groups. While the costs associated with these and other changes will continue into at least the next two quarters, we do expect to realize the $7-8 million of annualized savings in 2012 we disclosed in the second quarter earnings release. Unfortunately, we see no economic improvement in California and Florida.

“Turning to Direct Marketing, as indicated in the second quarter, costs associated with new and expanding contact center clients and additional resources for database products and services continue to negatively influence profits. However, this is our fifth consecutive quarter with strong revenue growth, reflecting our successful multichannel strategy.”

Discussing the performance of individual business segments, Doug Shepard, Executive Vice President and Chief Financial Officer, said, “Direct Marketing revenues increased 0.6% and operating income decreased 10.8%. Excluding revenues from the large pharmaceutical recall project in the third quarter of last year, Direct Marketing revenues increased in the mid single digit range (as a percentage) and operating income decreased in the mid single digit range. Revenues increased in the high teens from our select vertical compared to the third quarter of 2010. Our financial vertical experienced revenue growth in the low teens, while the retail vertical was up slightly. Our high-tech vertical declined in the mid single digits and the healthcare vertical declined approximately 25%. The healthcare vertical was influenced by the non-recurring 2010 pharmaceutical recall project.

“Shoppers revenue decreased 7.4% in the third quarter compared to 2010 and operating income declined $2.2 million. During the quarter, revenues were relatively flat in the automotive and consumer spending sectors and decreased in real estate, service and the restaurant sectors compared to the third quarter of last year.”

Franklin said, “The rate of revenue decline in our Shoppers business improved this quarter, but we do not see any signs in the California or Florida economies to lead us to expect a significant improvement in the short-term. We continue to invest in our digital strategy and the value it creates. In Direct Marketing we are developing new products and services supporting our multichannel and digital strategies such as the recently announced Demand Curve™ for the domestic and global technology markets and new solutions for Trillium Software. While our revenue growth continues, we are not satisfied with our operating income performance. We expect our margins for 2011 to be slightly below the margins in 2010. We believe that the steps being taken will lead to margin improvement for 2012. There is no indication of our clients reducing their marketing activity, therefore we expect our recent revenue trends to continue. However, we are cautious in this view based on the economic news over the last several months.”

Selected Highlights:

•

Trillium Software® announced that independent industry analyst firm Gartner, Inc. has positioned Trillium Software in the leaders’ quadrant of Gartner’s influential Magic Quadrant for Data Quality Tools 2011 research report. The Magic Quadrant research states that leaders in the market demonstrate strength across a complete range of data quality functionality. Leaders exhibit a clear understanding and vision for where the market is headed, including recognition of non-customer data quality issues and the delivery of enterprise-level data quality implementations.

•

Harte-Hanks announced a new insight-led marketing solution for domestic and global technology markets, The Demand Curve™. The Demand Curve builds on four core areas of Harte-Hanks’ expertise within technology markets: professional and business marketing data management, content development, digital and social conversations, and sales and marketing funnel management – as well as the strategy and execution that flow from these areas of demand generation and sales closure.

•

Harte-Hanks digital agency provided an innovative, simultaneous, worldwide brand launch for a leading consumer electronics company. Harte-Hanks used a range of digital media, social, video and in-country experiential marketing to drive global demand for tablet and handset devices, including an integrated YouTube mobile app.

•	Trillium Software won new deployments with:

o	AIR Worldwide, a scientific leader and respected provider of catastrophe risk modeling software, to provide more precise geocoding through the integration of Trillium Software’s geospatial capabilities with AIR’s catastrophe modeling application. The integrated software solution is expected to help AIR Worldwide’s clients improve risk geocoding and catastrophe risk analyses for perils such as wind, flood, and earthquake outside the United States.

o	Absa Capital, the investment banking division of Absa Bank Ltd and affiliated with Barclays Capital, to assess the quality of data and ensure it is compliant with key business process requirements. The implementation forms part of a wider agreement with Trillium Software reseller Master Data Management CC (MDM CC) to assist with the practical implementation of a data governance framework.

o	The brokerage unit of a major international financial institution, to provide data quality software and services and to profile and cleanse business and financial data to improve business processes.

o	A leading security technology and service provider, to expand the use of the Trillium Software System for customer and non-customer data to improve data quality and automated reporting.

•

Harte-Hanks Market Intelligence announced a major expansion of its flagship product, the Ci Technology Database™ (CiTDB), more than doubling the number of contacts with email addresses. The CiTDB, one of the largest and most comprehensive databases of its kind, now contains nearly two million key business contacts with emails that complement its detailed business technology profiles helping marketers increase the efficiency and effectiveness of lead generation programs.

•	Harte-Hanks Market Intelligence renewed licenses with two prominent technology clients:

o	A leading national computer hardware, software and services provider, to license the CiTDB for market segmentation and demand generation campaigns.

o	Avaya, a leading telecommunications hardware and software provider, to license the CiTDB to allow it to identify and target prospects in coordination with their channel partners.

•

A leading regional healthcare service provider selected Harte-Hanks to provide direct mail, fulfillment and contact center services in support of its multistate Medicare enrollment programs during the Medicare Annual Enrollment Period.

•

The Aberdeen Group® was selected to expand its sales enablement and high-quality lead-generation services for an enterprise software and service vendor. Aberdeen is developing a set of customized interactive demand generation and lead assessment capabilities for its client that will leverage Aberdeen’s proprietary research for digital and content marketing programs (such as e-books and webinars), as well as other sales enablement solutions.

•

Harte-Hanks announced that Brian Dames has been elected corporate vice president and group managing director at Harte-Hanks. Brian serves as the senior business leader for the company’s database marketing and analytics businesses. His team is responsible for applying successful database strategies for sophisticated multichannel marketing programs. His organization has led several new solutions to market including Momentium™, Quickstart, and Data Capture – all designed to assist marketers in building client-centric marketing strategies.

•

Harte-Hanks also promoted Jeff Simpson to lead the company’s retail and consumer brands markets efforts. Jeff will be responsible for driving Harte-Hanks’ results in these critical markets, as well as building and executing on our go-to-market and solution strategy. Jeff will also continue to lead our Marketing Strategy and Insight team that delivers insight-driven, multichannel marketing support to Harte-Hanks clients across all verticals.

•

Harte-Hanks Shoppers named Rick Cluff as vice president of national accounts, where he is charged with leading his team back to strong sales growth. Rick rejoins Shoppers from the advertising publication he started in Arizona, after having spent eight years in sales leadership roles in Shoppers, and additional sales leadership time with other leading advertising publications.

•

Harte-Hanks entered into a new five-year $122.5 million unsecured term loan credit facility. Harte-Hanks will use the facility for general corporate purposes after having paid off its 2006 term debt facility.

•	Harte-Hanks paid a dividend of 8.0 cents per share, marking 66 consecutive quarterly dividend payments since the first quarter of 1995.

About Harte-Hanks®:

Harte-Hanks® is a worldwide direct and targeted marketing company that provides multichannel direct and digital marketing services and shopper advertising opportunities to a wide range of local, regional, national and international consumer and business-to-business marketers. Harte-Hanks Direct Marketing helps its clients obtain insight about their customers through database and marketing analytics. Based on that insight Harte-Hanks Direct Marketing designs, implements and executes multichannel marketing programs on behalf of its clients using direct and digital communications. Harte-Hanks Shoppers is North America’s largest owner, operator, and distributor of shopper products which bring buyers and sellers together at a local level though its proven multichannel offerings, including targeted print, digital advertising, and classifieds. Its print publications are zoned into more than 950 separate editions and reach 11.2 million addresses each week in California and Florida. Shoppers also provide advertisers with PowerSites™ to help small- and medium-size businesses establish a web presence and improve lead generation, PowerClick™ SEM services, and mobile distribution of their ads and coupons. For consumers, PennySaverUSA.com™ and TheFlyer.com™ offer local online and mobile classifieds for garage sales, pets, used and new cars, real estate, as well as thousands of coupons and business listings. Visit us at http://www.PennySaverUSA.com, http://www.TheFlyer.com, http://www.PowerSites.net, and http://www.Savertime.com.

Cautionary Note Regarding Forward-Looking Statements:

This press release and our related earnings conference call contain “forward-looking statements” within the meaning of the federal securities laws. All such statements are qualified by this cautionary note, which is provided pursuant to the safe harbor provisions of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Statements other than historical facts are forward-looking and may be identified by words such as “may,” “will,” “expects,” “believes,” “anticipates,” “plans,” “estimates,” “seeks,” “could,” “intends,” or words of similar meaning. Examples include statements regarding (1) our strategies and initiatives, (2) adjustments to our cost structure and other actions designed to respond to market conditions and improve our performance, and the anticipated effectiveness and expenses associated with these actions, (3) our financial outlook for revenues, earnings per share, operating income, expense related to equity-based compensation, capital resources and other financial items, (4) our expectations for our businesses and for the industries in which we operate, including with regard to the negative performance trends in our Shoppers business and the adverse impact of continuing economic uncertainty in the United States and other economies on the marketing expenditures and activities of our Direct Marketing clients and prospects, (5) competitive factors, (6) acquisition, disposition of assets and development plans, (7) our stock repurchase program and (8) other statements regarding future events, conditions or outcomes. These forward-looking statements involve risks, uncertainties, assumptions and other factors that are difficult to predict and that could cause actual results to vary materially from what is expressed in or indicated by the forward-looking statements. In that event, our business, financial condition, results of operations or liquidity could be materially adversely affected and investors in our securities could lose part or all of their investments. These risks, uncertainties, assumptions and other factors include, without limitation, (a) domestic, international and local economic and business conditions, including (i) market conditions in California and Florida that may continue to adversely impact local advertising expenditures in our Shoppers publications and (ii) the adverse impact of continuing economic uncertainty in the United States and elsewhere on the marketing expenditures and activities of our clients and prospects, (b) the demand for our services by clients and prospective clients, including (i) the willingness of existing clients to maintain or increase their spending on products and services that are or remain profitable for us, and (ii) our ability to predict changes in client preferences, (c) the financial condition and marketing budgets of our clients, including client bankruptcies or other developments that may result in increased bad debt expense, (d) economic and other business factors that impact the industry verticals that we serve, including any consolidation of clients and prospective clients in these verticals, (e) our ability to manage and timely adjust our capacity and headcount, and to otherwise effectively service our clients, (f) the impact of competition and our ability to continually improve our processes and to develop and introduce new products and services in a timely and cost-effective manner, (g) our ability to protect our data centers against security breaches and other interruptions, and to protect sensitive personal information of our clients and their customers, (h) increasing concern over consumer privacy issues, or enactment of legislation restricting the collection and use of information that is currently legally available, (i) the impact of other regulations, including restrictions on unsolicited marketing communications and other consumer protection laws, (j) fluctuations in fuel prices, paper prices, postal rates and postal delivery schedules, (k) the number of equity securities that we may issue to employees, (l) the number of shares, if any, that we may repurchase in connection with our repurchase program, (m) unanticipated developments regarding litigation or other contingent liabilities, and (n) other factors discussed under “Item 1A. Risk Factors” in our Annual Report on Form 10-K for the year ended December 31, 2010. The forward-looking statements in this press release and our related earnings conference call are made only as of the date hereof and we undertake no obligation to update publicly any forward-looking statement, even if new information becomes available or other events occur in the future.

Supplemental Non-GAAP Financial Measures:

In this press release and our related earnings conference call, the company intends to provide investors with a better understanding of operating results and underlying trends to assess the company’s performance and liquidity. Harte-Hanks evaluates its operating performance based on several measures, including the non-GAAP financial measures of (1) free cash flow, defined as net income, plus depreciation and amortization, plus stock-based compensation (tax-effected), less capital expenditures, and (2) EBITDA, defined as net income before interest, taxes, depreciation, and amortization. Harte-Hanks believes that free cash flow and EBITDA are useful supplemental financial measures for investors because they facilitate investors’ ability to evaluate the operational strength of the company’s business. Free cash flow and EBITDA, however, are not calculated in accordance with GAAP and they should not be considered substitutes for net income as an indicator of operating performance. A quantitative reconciliation of free cash flow and EBITDA to net income is found in the tables attached to this release.

This document may contain trademarks that are owned or licensed by Harte-Hanks, Inc. and its subsidiaries, including, without limitation, Harte-Hanks® and other names and marks. All other brand names, product names, or trademarks belong to their respective holders.

Harte-Hanks, Inc.

Consolidated Statements of Operations (Unaudited)

	Three months ended September 30,		Nine months ended September 30,
In thousands, except per share data	2011	2010	2011	2010
Operating revenues	$212,788	$216,745	$626,141	$624,533
Operating expenses:
Labor	88,214	88,038	268,497	258,573
Production and distribution	81,295	81,019	240,087	232,519
Advertising, selling, general and administrative	17,439	16,854	50,120	49,941
Depreciation and amortization	5,125	5,779	15,857	17,556

	192,073	191,690	574,561	558,589

Operating income	20,715	25,055	51,580	65,944

Other expenses (income):
Interest expense	889	705	2,151	2,102
Interest income	(52)	(69)	(188)	(136)
Other, net	(540)	1,865	575	1,506

	297	2,501	2,538	3,472

Income before income taxes	20,418	22,554	49,042	62,472
Income tax expense	8,290	8,739	19,572	24,472

Net income	$12,128	$13,815	$29,470	$38,000

Basic earnings per common share	$0.19	$0.22	$0.47	$0.60

Weighted-average common shares outstanding	62,798	63,622	63,291	63,612

Diluted earnings per common share	$0.19	$0.22	$0.46	$0.59

Weighted-average common and common equivalent shares outstanding	63,059	64,076	63,669	64,119

Harte-Hanks, Inc.

Balance Sheet Data (Unaudited)

	September 30,	December 31,
In thousands	2011	2010
Cash and cash equivalents	$71,794	$85,996
Total debt	$184,968	$193,000

Harte-Hanks, Inc.

Business Segment Information (Unaudited)

	Three months ended September 30,			Nine months ended September 30,
In thousands	2011	2010	% Change	2011	2010	% Change
OPERATING REVENUES:
Direct Marketing	$151,974	$151,104	0.6%	$445,776	$426,525	4.5%
Shoppers	60,814	65,641	-7.4%	180,365	198,008	-8.9%

Total operating revenues	$212,788	$216,745	-1.8%	$626,141	$624,533	0.3%

OPERATING INCOME:
Direct Marketing	$20,514	$22,993	-10.8%	$56,850	$59,845	-5.0%
Shoppers	3,085	5,272	-41.5%	3,214	14,715	-78.2%
General corporate expense	(2,884)	(3,210)	10.2%	(8,484)	(8,616)	1.5%

Total operating income	$20,715	$25,055	-17.3%	$51,580	$65,944	-21.8%

DEPRECIATION ANDAMORTIZATION:
Direct Marketing	$3,664	$4,237	-13.5%	$11,524	$12,678	-9.1%
Shoppers	1,457	1,539	-5.3%	4,320	4,869	-11.3%
General corporate expense	4	3	33.3%	13	9	44.4%

Total depreciation and amortization	$5,125	$5,779	-11.3%	$15,857	$17,556	-9.7%

Reconciliation of Net Income to Free Cash Flow

	Three months ended September 30,		Nine months ended September 30,
In thousands	2011	2010	2011	2010
Net Income	$12,128	$13,815	$29,470	$38,000
Add: After-tax stock-based compensation (Note 1)	593	642	2,298	1,795
Add: depreciation and amortization	5,125	5,779	15,857	17,556
Less: capital expenditures	5,036	4,365	16,444	12,631

Free cash flow	$12,810	$15,871	$31,181	$44,720

Note 1:	Pre-tax compensation expense was $998 and $1,048 for the three months ended September 30, 2011 and 2010, respectively.
Pre-tax compensation expense was $3,810 and $2,954 for the nine months ended September 30, 2011 and 2010, respectively.

Reconciliation of Net Income to EBITDA

	Three months ended September 30,		Nine months ended September 30,
In thousands	2011	2010	2011	2010
Net Income	$12,128	$13,815	$29,470	$38,000
Add: Depreciation and amortization	5,125	5,779	15,857	17,556
Interest expense, net and non-operating, net	297	2,501	2,538	3,472
Income tax expense	8,290	8,739	19,572	24,472

EBITDA	$25,840	$30,834	$67,437	$83,500

EBITDA by Segment:
Direct Marketing	$24,178	$27,230	$68,374	$72,523
Shoppers	4,542	6,811	7,534	19,584
Corporate	(2,880)	(3,207)	(8,471)	(8,607)

	$25,840	$30,834	$67,437	$83,500

Harte-Hanks, Inc.

Direct Marketing Revenue Mix (Unaudited)

Vertical Markets—Percent of Direct Marketing Revenue

	Three months ended September 30,		Nine months ended September 30,
	2011	2010	2011	2010
Retail	27%	27%	26%	25%
Financial and Insurance Services	14%	12%	14%	14%
Technology	24%	25%	25%	27%
Healthcare and Pharmaceuticals	10%	14%	10%	12%
Other Select Markets	25%	22%	25%	22%

	100%	100%	100%	100%